Exhibit 32.2

Certification Pursuant to 18 U.S.C. Section 1350

In connection with the filing of the financial statements of Chindex International, Inc. (“Registrant) for the three months ended June 30, 2012 (the “Report”), the undersigned hereby certifies, to such officer’s knowledge, that:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Registrant.

Date: August 9, 2012

/s/ Lawrence Pemble
Lawrence Pemble Chief Operating Officer and Director

“A signed original of this written statement required by Section 906 has been provided to Chindex International, Inc. and will be retained by Chindex International, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.”